Exhibit 99.1

MEDIA: Kim Ravenda Benjamin Sr. Vice President (330) 996-6287	ANALYSTS: Gary J. Elek Executive Vice President (330) 384-7136

FirstMerit Corporation Announces Sale of Manufactured Housing Portfolio

AKRON, Ohio, Dec. 1 — FirstMerit Corporation (“FirstMerit”) (Nasdaq: FMER) today announced that it has sold its entire $621 million portfolio of manufactured housing loans to Vanderbilt Mortgage and Finance, Inc. (“Vanderbilt”). Vanderbilt has also assumed servicing for the related asset-backed securities. The sale closed on December 1, 2003.

John R. Cochran, Chairman and CEO of FirstMerit, commented, “The sale of our manufactured housing portfolio is a strategic opportunity for FirstMerit. It removes a higher risk non-core business, strengthens our balance sheet and allows us to devote additional financial and management resources to super-community banking. The recent enhancements we have made in our core business lines have resulted in a stronger community banking organization, and we are well-positioned to benefit from the eventual economic recovery in our region.”

FirstMerit will take an approximate $4.5 million after-tax charge to earnings in the fourth quarter of 2003. The charge reflects the sale of the portfolio, the write-off of assets related to servicing the manufactured housing portfolio, the liquidation of existing foreclosed units and costs associated with discontinued operations. FirstMerit plans to prepay $221 million of fixed-rate Federal Home Loan Bank term borrowings and replace the funding with lower cost borrowings. The refinancing of these borrowings will result in an additional $14.8 million after-tax charge to earnings in the fourth quarter of 2003. On a per share basis, these charges represent a total of $0.23 of per share earnings in 2003. The above transactions will reduce 2004 per share earnings by approximately $0.02.

FirstMerit will host a conference call on December 2, 2003, at 10:00 AM, EST. Gary J. Elek, EVP, Corporate Development, will provide details of the transaction. To participate in the conference call, please dial 800-865-2821 five minutes before start time. A replay will be available beginning 1 PM, December 2, through 12 AM Dec. 9, 2003 by dialing 800-642-1687, reservation #4291285.

This release is available on the Internet at www.firstmerit.com under the Investor Relations portion of the web site. Any material non-public information will be posted on the web site immediately after the conference call ends.

FirstMerit Corporation (Nasdaq: FMER) is a diversified financial services company headquartered in Akron, Ohio, with assets of $10.6 billion as of September 30, 2003, and 158 banking offices in 22 Ohio and Western Pennsylvania counties. FirstMerit provides a complete range of banking and financial services to consumers and businesses through its core operations. Principal wholly-owned subsidiaries include:

FirstMerit Bank, N.A., FirstMerit Mortgage Corporation, FirstMerit Title Agency, Ltd., FirstMerit Credit Life Insurance Company, and FirstMerit Community Development Corporation.

Forward-Looking Statement

This release contains forward-looking statements relating to present or future trends or factors affecting the banking industry, and specifically the financial condition and results of operations, including without limitation, statements relating to the earnings outlook of FirstMerit, as well as its operations, markets and products. Actual results could differ materially from those indicated. Among the important factors that could cause results to differ materially are interest rate changes, continued softening in the economy, which could materially impact credit quality trends and the ability to generate loans, changes in the mix of FirstMerit’s business, competitive pressures, changes in accounting, tax or regulatory practices or requirements and those risk factors detailed in FirstMerit’s periodic reports and registration statements filed with the Securities and Exchange Commission. FirstMerit undertakes no obligation to release revisions to these forward-looking statements or reflect events or circumstances after the date of this release.

SOURCE FirstMerit Corporation